Exhibit 1.1

FOR IMMEDIATE RELEASE

chinadotcom Appoints a 20-year IBM Veteran as Managing Director of
CDC Outsourcing Unit

Hong Kong January 13, 2004 chinadotcom corporation (NASDAQ: CHINA; website: www.corp.china.com), the leading integrated enterprise software and mobile applications company in China and internationally, today announced the appointment of Mr. Roger Allen as the Managing Director of its CDC Outsourcing unit in Australia, Praxa Limited (“Praxa”).

Mr. Allen comes to Praxa with comprehensive international experience with over twenty years at senior management level in the IT industry encompassing both the government and commercial sectors. His most recent position was Vice President at Computer Sciences Corporation (CSC) Australia for 4 years where he was responsible for significant revenue growth, turning around the performance and creating strong competitive advantages for CSC. Prior to CSC, Roger worked extensively for IBM for over 20 years in a number of senior management positions in Australia, New Zealand and across the Asia Pacific region in areas ranging from emerging markets infrastructure, national defense, aerospace and executive marketing.

Mr. John Clough, Chairman of Praxa Limited and Independent Director of the chinadotcom board, commented, “We are pleased to appoint Roger as the new Managing Director of Praxa, a key role within our CDC Outsourcing unit. Roger’s appointment demonstrates our effort to attract quality people as an initiative to strengthen our management team at the operating level. We believe Roger’s wealth of experience at IBM and CSC and his in-depth market knowledge of the Asia Pacific region, will add further value to the company as it moves forward.”

“The nearly 12 months that have elapsed since acquisition has seen a focus on the integration of Praxa into chinadotcom and the identification of operational synergies with other chinadotcom group companies, particularly the software development outsourcing units. With the successful initial integration effort now behind us, Praxa is poised to focus on growing its business and Roger is the ideal person to lead that process,” added Mr. Clough.

“I am very pleased to join an organization such as Praxa that is well positioned for growth in the Australian market. Praxa has a solid core of key accounts underpinning its business and a dedicated team of experienced professionals who share a strong customer service ethos. It is particularly exciting for me that Praxa has the backing of chinadotcom corporation and access to its quality IT resources across the globe,” said Mr. Allen. “I am looking forward to building on Praxa’s value proposition to existing and prospective clients. As IT outsourcing is one of the key focuses of the chinadotcom group, Praxa will continue to develop synergies with other software and outsourcing units within the group to develop relevant, flexible and right-priced IT solutions for our clients.”

Acquired by chinadotcom in early 2003, Praxa is expected to add significant synergies to chinadotcom’s outsourcing platform and plans to use chinadotcom’s outsourcing center in China, as well as its India-based joint venture with vMoksha, for elements of its workflow going forward.

FOR IMMEDIATE RELEASE

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,000 employees with operations in over 14 countries.

CDC Software, a wholly owned subsidiary, is focused on providing Enterprise Resource Planning (“ERP”) software and solutions in China, as well as internationally. Recently it completed the acquisition of a controlling stake in Industri-Matematik International (“IMI”), an international provider of mission critical SCM software for multinationals and large enterprises, based in New Jersey, U.S. with key operations in the U.S. and Europe. It also owns Executive Suite, a sophisticated Business Intelligence (“BI”) tool with advanced financial analytics functionality based on Microsoft technology, and has invested in CIP Software, a European-based software company with exclusive distribution rights for Executive Suite in Europe, the Middle East and Africa. In addition, the company has established strategic partnerships with leading international software vendors to localize and resell their software products throughout the Asia Pacific region. It currently has over 1,000 customer site installations and 600 enterprise customers in China and internationally. The company recently announced the intention to acquire Ross Systems, Inc. (“Ross”), a NASDAQ-listed global provider of enterprise software for process manufacturers based in Atlanta, Georgia, U.S. with significant subsidiary operations in Western Europe and Pivotal Corporation (“Pivotal”), a NASDAQ-listed Customer Relationship Management company with clients worldwide based in Vancouver, Canada. The company expects to conclude the acquisitions of Ross and Pivotal by no later than the first half of calendar year 2004, subject to the respective approvals of Ross’ and Pivotal’s shareholders and certain regulatory approvals.

CDC’s Mobile Applications and Portal Operations are focused on rapid growth in the mobile applications market internationally. The company offers consumer-based and enterprise-based SMS and mobile application software development services in China and Korea. Paid subscriptions in China reached 5.1 million as of September 30, 2003, with direct connectivity with local mobile operators in 26 provinces. Recently launched services include China News SMS, Business Elite (business, finance and market information), Military SMS, enhanced free and paid mail services, and the popular X-City and X-City 2 services. The unit’s Korean operation develops cutting-edge CDMA-based mobile applications and establishes partnerships between leading Korean content, games and services developers and our China-based SMS platform. Beyond China and Korea, the unit aims to expand its mobile service and applications internationally through partnerships with global mobile applications and technology providers. Recently, chinadotcom announced its intension to reorganize its mobile and portal unit as a wholly-owned subsidiary, chinadotcom Mobile Interactive Corporation (“CDC Mobile”) and register an offering of CDC Mobile’s American Depositary Shares under the Securities Act of 1933, as amended.

CDC Outsourcing, a wholly owned subsidiary, aims to take advantage of the global trend of companies looking to outsource to China by positioning its CMM (Capability Maturity Model) Level 3 certified Software Development Center’s capabilities as an outsourcing conduit for economical, high-quality software development for the large customer base of our acquired companies. Its current outsourcing capability includes operations in the United Kingdom, Australia, and the US, with some 350 consultants, complemented by a partnership with vMoksha in India with over 500 more outsourcing staff servicing software companies internationally.

FOR IMMEDIATE RELEASE

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Safe Harbor Statement

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year ended December 31, 2002 on Form 20-F filed on June 16, 2003 and the Form 6-K filed on October 3, 2003 which contain revised and updated sections of the Form 20-F.

For further information, please contact:

Media Relations

Jane Cheng, Public Relations Manager
Tel: (852) 2961 2750
Fax: (852) 2571 0410
e-mail: jane.cheng@hk.china.com

Investor Relations

Craig Celek, Vice President, Investor Relations
Tel: 1-212-661-2160
Fax: 1-973-591-9976
e-mail: craig.celek@hk.china.com

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